              As filed with the Securities and Exchange Commission
                                 on July 7, 1998
                                         Registration No. 333-_______

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                          FSC SEMICONDUCTOR CORPORATION
               (Exact Name of Issuer as specified in its charter)

         Delaware                                           04-3363001
(State or other jurisdiction of                             (IRS Employer
incorporation or organization)                               Identification No.)

333 Western Avenue
Mail Stop 01-00
South Portland, Maine                                          04106
(Address of Principal Executive                              (Zip Code)
Offices)

                      EMPLOYEE STOCK PURCHASE SAVINGS PLAN
                            (Full title of the plan)

                                David J. Champoux
                                  Pierce Atwood
                               One Monument Square
                              Portland, Maine 04101
                     (Name and address of agent for service)

                                 (207) 791-1100
          (Telephone number, including area code, of agent for service)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                         CALCULATION OF REGISTRATION FEE

                                               Proposed Maximum        Proposed Minimum
Title of Securities         Amount to             Offering Price          Offering Price         Amount of
to be Registered*           be Registered           Per Share               Per Share         Registration Fee*

Class A Common Stock,      500,000 shares           $10.00(1)                 $10.00(1)           $1,475.00
par value $.01 per share

--------------------
(1) Estimated solely for the purpose of calculating the registration fee, and based upon the most recent exercise price of stock options granted to date by the registrant pursuant to its Stock Option Plan (and the fact that book value of such shares is negative at present), in accordance with Rules 457(c) and 457(h) of the Securities Act of 1933. Under the registrant's Employee Stock Purchase Savings Plan, not more than the lesser of (i) shares of Class A Common Stock having an aggregate sales price of up to $5,000,000 or (ii) 2.5% of the total number of shares of Class A Common Stock issuable in the registrant's initial public offering, may be offered and sold.

* Pursuant to Rule 417 under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the FSC Semiconductor Corporation Employee Stock Purchase Savings Plan. Pursuant to Rule 457(h)(2) of the Securities Act of 1933, no separate registration fee is required with respect to such interests.

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

         The following documents, which are filed with the Securities and Exchange Commission (the "Commission"), are incorporated in this Registration Statement by reference:

                  (1) The Registrant's latest annual report filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                  (2) All other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (1) above.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all shares of Class A Common Stock offered hereby have been sold or which deregisters all shares of Class A Common Stock then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing of such documents.

Item 4.  Description of Securities
         -------------------------

         The Registrant's authorized capital stock consists of 80,000,000 shares of Class A Common Stock, $.01 par value ("Common Stock"), 80,000,000 shares of Class B Common Stock, $.01 par value ("Class B Common Stock") and 70,000 shares of 12% Series A Cumulative Compounding Preferred Stock ("Preferred Stock"), $1,000 per share stated value.

         Dividends may be paid to the holders of the Common Stock and Class B Common Stock when and if declared by the Board of Directors out of funds legally available therefor, and after payment of cumulative dividends on outstanding Preferred Stock, if any. Under the terms of its existing indebtedness, the Registrant and its subsidiaries are subject to substantial restrictions on their ability to pay dividends on Common Stock and Class B Common Stock, and management does not anticipate any such dividend payments in the foreseeable future. Also, the Registrant may not pay any dividend upon (except for a dividend payable in Junior Stock, as defined below), or redeem or otherwise acquire shares of, capital stock junior to the Preferred Stock (including the Common Stock and Class B Common Stock) ("Junior Stock") unless all cumulative dividends on the Preferred Stock have been paid in full. Upon liquidation, dissolution or winding up of the Registrant, holders of Preferred Stock will be entitled to receive out of the legally available assets of the Registrant, before any amount shall be paid to holders of Junior Stock, an amount equal to $1,000 per share of Preferred Stock, plus all accrued and unpaid dividends to the date of final distribution. If such available assets are insufficient to pay the holders of the outstanding shares of Preferred

Stock in full, such assets, or the proceeds thereof, will be distributed ratably among such holders.

         Under the Certificate of Incorporation of the Registrant, a holder of Common Stock or Class B Common Stock may convert any or all of his shares into an equal number of shares of the other class of common stock; provided that in the case of a conversion from Class B Common Stock, which is nonvoting, into Common Stock, which is voting, the holder of shares to be converted would be permitted under applicable law to hold the total number of shares of Common Stock which would be held after giving effect to the conversion.

         The Common Stock and the Class B Common Stock are not entitled to any preemptive or other subscription rights and do not have any redemption or sinking fund provisions. Holders of Common Stock are entitled to one vote per share held of record on all matters submitted to a vote of stockholders. Except as required by law, the holders of Class B Common Stock will have no voting rights. Voting in the election of directors is not cumulative. Holders of Preferred Stock have limited voting rights.

         Upon liquidation, the holders of Common Stock and Class B Common Stock are entitled to share ratably in the entire net assets of the Registrant remaining available for distribution to stockholders after payment of all amounts payable on liquidation in respect of outstanding shares of Preferred Stock, if any. All outstanding shares of Common Stock and Class B Common Stock are, and the shares offered hereby will be, validly issued, fully paid and nonassessable.

         The persons and entities who became stockholders of the Registrant in connection with its formation are parties to a Securities Purchase and Holders Agreement (the "Stockholders' Agreement") containing certain agreements among such stockholders with respect to the capital stock and corporate governance of the Registrant. The following is a summary description of the principal terms of the Stockholders' Agreement, a copy of which is available upon request to the Registrant.

         Pursuant to the Stockholders' Agreement, the Board of Directors of the Registrant will be composed at all times of seven directors as follows: Kirk P. Pond (so long as he continues to own shares of Common Stock, Class B Common Stock or Preferred Stock); Joseph R. Martin (so long as he continues to own shares of Common Stock, Class B Common Stock or Preferred Stock); the President of the Registrant if either of Messrs. Pond or Martin is no longer serving on the Board of Directors; if National Semiconductor Corporation so chooses, so long as National Semiconductor Corporation continues to own shares of Common Stock or Preferred Stock, one individual designated by National Semiconductor Corporation, provided that such person shall initially be either Brian L. Halla or Donald Macleod (until the earlier of March 11, 1999 or the date upon which such person ceases to be an executive officer of National Semiconductor Corporation) and thereafter shall be an executive officer of National Semiconductor Corporation reasonably acceptable to the remaining directors; two individuals designated by Sterling Capital Holdings, LLC ("Sterling"); and the remaining directors such independent directors as shall be designated by Sterling (to the extent permitted by applicable law as determined by Sterling in its sole discretion), subject to the right of the Chief Executive Officer of the Registrant to veto the election of any such independent director, provided, that in the event that Sterling concludes that it is unable to designate, or elects not to designate for any reason, one or more of such independent directors or the election of any such independent director is not approved by the holders of a majority of the outstanding shares of Common Stock, such directorship(s) shall not be filled by the remaining members of the Registrant's Board of Directors but shall remain vacant until the election of a director designated by Sterling to fill such vacancy in accordance with the Stockholders' Agreement.

         The Stockholders' Agreement contains certain provisions which, with certain exceptions, restrict the ability of the parties thereto to transfer any Common Stock, Class B Common Stock or Preferred Stock except pursuant to the terms of the Stockholders' Agreement. If holders of more than 50% of the Common Stock and Class B Common Stock (voting together) approve the sale of the Registrant (an "Approved Sale"), each of such parties has agreed to consent to such sale and, if such sale includes the sale of stock, each of such parties has agreed to sell all of such stockholder's Common Stock, Class B Common Stock and Preferred Stock on the terms and conditions approved by holders of a majority of the Common Stock and Class B Common Stock then outstanding (voting together). In the event the Registrant proposes to issue and sell (other than in a public offering pursuant to a registration statement) any shares of Common Stock or Class B Common Stock or any securities containing options or rights to acquire any shares of Common Stock or Class B Common Stock or any securities convertible into Common Stock or Class B Common Stock to Sterling or its corporate affiliates, the Registrant must first offer to the parties thereto a pro rata portion of such shares. Such preemptive rights will not be applicable to the issuance of shares of Common Stock or Class B Common Stock upon the conversion of shares of one class of common stock into shares of the other class.

         THE SHARES OF CLASS A COMMON STOCK THAT MAY BECOME ISSUABLE PURSUANT TO THE PLAN WILL GENERALLY CONSTITUTE NEWLY ISSUED SECURITIES FOR WHICH THERE IS CURRENTLY NO ACTIVE TRADING MARKET. ALTHOUGH SHARES OF CLASS A COMMON STOCK WILL BECOME ISSUABLE UNDER THE PLAN ONLY IN CONNECTION WITH A PUBLIC OFFERING REGISTERED UNDER THE ACT, THERE CAN BE NO ASSURANCE THAT AN ACTIVE TRADING MARKET WILL DEVELOP OR CONTINUE FOR THE CLASS A COMMON STOCK AFTER SUCH OFFERING. IF A TRADING MARKET DOES NOT DEVELOP OR IS NOT MAINTAINED, HOLDERS OF CLASS A COMMON STOCK MAY EXPERIENCE DIFFICULTY IN RESELLING SUCH SHARES OR MAY BE UNABLE TO SELL THEM AT ALL. THE INITIAL PUBLIC OFFERING PRICE PER SHARE OF THE CLASS A COMMON STOCK (UPON WHICH THE PRICE AT WHICH SHARES MAY BE SOLD PURSUANT TO THE PLAN WILL BE DETERMINED) WILL BE DETERMINED BY NEGOTIATIONS BETWEEN THE COMPANY AND THE REPRESENTATIVES OF THE UNDERWRITERS OF SUCH OFFERING, AND MAY NOT BE INDICATIVE OF THE PRICE AT WHICH THE CLASS A COMMON STOCK WILL TRADE AFTER THE COMPLETION OF SUCH OFFERING. IN ADDITION, THE STOCK MARKET HAS FROM TIME TO TIME EXPERIENCED EXTREME PRICE AND VOLUME VOLATILITY, AND SUCH VOLATILITY MAY ADVERSELY AFFECT THE MARKET PRICE OF THE CLASS A COMMON STOCK. IF SUCH SHARES ARE TRADED AFTER THEIR INITIAL ISSUANCE, THEY MAY TRADE AT A DISCOUNT FROM THE ORIGINAL PURCHASE

PRICE THEREOF UNDER THE PLAN, DEPENDING UPON THE MARKET FOR SIMILAR SECURITIES AND OTHER FACTORS, INCLUDING GENERAL ECONOMIC AND INDUSTRY CONDITIONS AND THE FINANCIAL CONDITION OF, PERFORMANCE OF AND PROSPECTS FOR THE REGISTRANT AND ITS SUBSIDIARIES. CLASS A COMMON STOCK WILL BE OFFERED TO PLAN PARTICIPANTS ONLY IF AND WHEN THE COMPANY UNDERTAKES A PUBLIC OFFERING OF CLASS A COMMON STOCK PURSUANT TO A REGISTRATION STATEMENT FILED PURSUANT TO THE ACT. PLAN PARTICIPANTS WILL NOT BE CALLED UPON TO MAKE AN INVESTMENT DECISION WITH RESPECT TO THE PURCHASE OF CLASS A COMMON STOCK UNTIL AFTER RECEIPT OF A PROSPECTUS FORMING A PART OF SUCH REGISTRATION STATEMENT. PLAN PARTICIPANTS SHOULD CAREFULLY REVIEW SUCH PROSPECTUS, INCLUDING THE PORTION THEREOF CAPTIONED "RISK FACTORS."

         Management is not aware of any arrangement which could at a subsequent date result in a change in control of the Registrant.

Item 5.  Interests of Named Experts and Counsel
         --------------------------------------

         Not applicable.

Item 6.  Indemnification of Directors and Officers
         -----------------------------------------

         Section 145 of the Delaware General Corporation Law provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

         In addition, Section 145 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

         Section 145 further provides that nothing in the above-described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

         The Bylaws of the Registrant provide for the indemnification of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that such person is or was a director or officer of the Registrant or a constituent corporation absorbed in a consolidation or merger, or is or was serving at the request of the Registrant or a constituent corporation absorbed in a consolidation or merger, as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or is or was a director or officer of the Registrant serving at its request as an administrator, trustee or other fiduciary of one or more of the employee benefit plans of the Registrant or other enterprise, against expenses (including attorneys' fees), liability and loss actually and reasonably incurred or suffered by such person in connection with such proceeding, whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in the right of the Registrant, except to the extent that such indemnification is prohibited by applicable law. The Bylaws of the Registrant also provide that such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled as a matter of law or under any by-law, agreement, vote of stockholders or otherwise.

         Section 102(b)(7) of the Delaware General Corporation Law provides that a corporation may in its certificate of incorporation eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability: for any breach of the director's duty of loyalty to the corporation or its stockholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; under Section 174 of the Delaware General Corporation Law (pertaining to certain prohibited acts including unlawful payment of dividends or unlawful purchase or redemption of the corporation's capital stock); or for any transaction from which the director derived an improper personal benefit. The Certificate of Incorporation of the Registrant contains a provision so limiting the personal liability of directors of the Registrant.

Item 7.  Exemption from Registration Claimed.
         ------------------------------------

         Not applicable.

Item 8.  Exhibits
         --------

         The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.  Undertakings
         ------------

         1.       The Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i)      To include any prospectus required by Section 10(a)
(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Portland, State of Maine, on the 25th day of June, 1998.

                                                   FSC SEMICONDUCTOR CORPORATION

                                                   By:      /s/ Kirk P. Pond
                                                        -----------------------
                                                            Kirk P. Pond
                                                            President and Chief
                                                            Executive Officer

                                POWER OF ATTORNEY

         We, the undersigned officers and directors of FSC SEMICONDUCTOR CORPORATION, hereby severally constitute Kirk P. Pond and Daniel E. Boxer, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable FSC SEMICONDUCTOR CORPORATION to comply with all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


 Signature                                           Title                              Date
 ---------                                           -----                              ----

         /s/ Kirk P. Pond                   President, Chief Executive              June 25, 1998
-------------------------------------       Officer and Director
Kirk P. Pond

         /s/ Joseph R. Martin               Executive Vice President,               June 25, 1998
-------------------------------------       Chief Financial Officer
Joseph R. Martin                            and Director


         /s/ Richard M. Cashin, Jr.         Director                                June 25, 1998
-------------------------------------
Richard M. Cashin, Jr.

                                            Director                                June __, 1998
-------------------------------------
Brian L. Halla

         /s/ William N. Stout               Director                                June 25, 1998
-------------------------------------
William N. Stout

         /s/ Paul C. Schorr, IV             Director                                June 25, 1998
-------------------------------------
Paul C. Schorr, IV

         /s/ Ronald Shelly                  Director                                June 25, 1998
-------------------------------------
Ronald Shelly

                                  Exhibit Index
                                  -------------

Exhibit
Number                              Description
------                              -----------

4.1(2)            Certificate of Incorporation of the Registrant

4.2(2)            Bylaws of the Registrant

4.3(1) Certificate of Amendment to Certificate of Incorporation of the Registrant

5.1(1)            Opinion of Pierce Atwood

10.1(1)           FSC Semiconductor Corporation Employee Stock Purchase Savings
                  Plan, as amended as of June 25, 1998

10.2(1)           Fairchild Revocable Savings Plan Trust, dated February 20,
                  1998, executed by Fleet Bank of Maine, as trustee

23.1(1)           Consent of Pierce Atwood (included in Exhibit 5.1)

23.2(1)           Consent of KPMG Peat Marwick L.L.P.

24.1(1)           Power of Attorney (see page II-9)

------------------------
(1)      Filed herewith.

(2) Incorporated herein by reference from the Registrant's Registration Statement on Form S-4 (File No. 333-26897).